Exhibit 99.1

FOR IMMEDIATE RELEASE

ExactTarget Acquires Pardot, Announces Vision to ‘Redefine Marketing Automation’

Acquisition Extends ExactTarget’s Ability to Serve Both B-to-B and B-to-C Organizations with Advanced Automation, Cross-Channel Capabilities from a Single SaaS Platform

INDIANAPOLIS (Oct. 11, 2012) — Global interactive marketing provider ExactTarget (NYSE:ET) announced today it has acquired privately-held marketing automation provider Pardot, LLC, extending ExactTarget’s ability to serve both business-to-business and business-to-consumer marketers worldwide.

ExactTarget paid $95.5 million in total consideration for Pardot, consisting of $85.5 million in cash and $10.0 million in ExactTarget common stock.

“Marketers around the world are hungry for a lead nurturing solution that integrates with their broader marketing efforts and transcends the current offerings available from point solution providers,” said Scott Dorsey, ExactTarget co-founder and chief executive officer.  “With the addition of Pardot to the ExactTarget suite, we will redefine marketing automation and deliver the most scalable, comprehensive automation solution that helps both B-to-B and B-to-C marketers leverage the power of data to connect with customers across email, mobile, social media and the Web.”

Founded in 2007, Pardot is a leading software-as-a-service marketing automation platform to create, deploy and manage online lead nurturing marketing campaigns. Featuring certified integrations with salesforce.com, NetSuite, Microsoft Dynamics CRM and SugarCRM, Pardot has a growing client list of more than 1,000 organizations, ranging from small and mid-sized businesses to divisions of large enterprise organizations.  Pardot’s clients include Restaurant.com, comScore and twilio.

“Pardot has emerged as the leading provider of marketing automation for clients in the small business and mid-market,” said Adam Blitzer, Pardot co-founder and chief operating officer. “Now as a part of the ExactTarget family, we can provide our clients with even greater capabilities, as we leverage ExactTarget’s substantial resources and industry leading cross-channel messaging platform.  Our goal remains the same — to redefine marketing automation and help marketers around the globe achieve even greater results.”

Inc Magazine ranked Pardot number 172 on its Inc. 500 list of America’s fastest growing privately held companies in August.

For more information on how ExactTarget and Pardot will redefine marketing automation, visit www.ExactTarget.com/Pardot.

The announcement of ExactTarget’s acquisition of Pardot is one of two acquisitions announced today.  ExactTarget also announced the acquisition of web personalization provider iGoDigital.

Conference Call

ExactTarget will host a conference call at 5 p.m. Eastern today (Oct. 11, 2012) to discuss both acquisitions with the investment community.

To access the call from the U.S., dial 800.299.9630 or 617.786.2904 internationally. A live webcast of the call will also be available at www.ExactTarget.com/Investor.

An audio replay of the call will be available until Oct. 18, 2012 at 888.286.8010 or 617.801.6888 internationally. To access the replay, reference Conference ID 15228738.

About Pardot

Pardot is a leading business-to-business marketing automation software provider located in Atlanta, Georgia. Founded in 2007, the company offers a software-as-a-service marketing automation application for marketing and sales departments to create, deploy, and manage online marketing campaigns that increase revenue and maximize efficiency. Pardot features certified CRM integrations with salesforce.com, NetSuite, Microsoft Dynamics CRM and SugarCRM, empowering marketers with lead nurturing, lead scoring, and ROI reporting to generate and qualify sales leads, shorten sales cycles, and demonstrate marketing accountability. For more information about Pardot, visit www.Pardot.com.

About ExactTarget

ExactTarget is a leading global provider of email marketing and cross-channel interactive marketing software-as-a-service solutions that empower organizations of all sizes to communicate with their customers through email, mobile, social media and websites. ExactTarget’s powerful suite of integrated applications enable marketers to plan, automate, deliver and optimize data-driven interactive marketing and real-time communications to drive customer engagement, increase sales and improve return on marketing investment. Headquartered in Indianapolis, Indiana with offices across North America and in Europe, South America and Australia, ExactTarget trades on the New York Stock Exchange under the ticker symbol “ET.” For more information, visit www.ExactTarget.com.

Media Contact:

Kari Browsberger (Finn Partners) 312.329.3980 or MediaRelations@ExactTarget.com